Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis, Vice President
Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. ANNOUNCES ACQUISITION AGREEMENT

Austin, Texas — June 17, 2004 — Citizens, Inc. (NYSE:CIA) is pleased to announce its subsidiary, Citizens Insurance Company of America (“Citizens”), has entered into a definitive agreement to acquire all of the outstanding shares of Security Plan Life Insurance Company (“Security”) for $85 million. Security is a Louisiana life insurance company with extensive marketing operations in Louisiana and Mississippi. Citizens is a Colorado life insurance company headquartered in Austin, Texas, with policyowners in every state in the U.S.A. and numerous countries around the world. The agreement is subject to approval by regulatory authorities in Colorado and Louisiana and customary conditions of closing.

Security is a wholly-owned subsidiary of Mayflower National Life Insurance Company, New Orleans, Louisiana, which is a member of the Alderwoods Group. Its assets total $275 million, capital $75 million, and annual revenues are $55 million. Security will continue operations in Donaldsonville, Louisiana, to service its many policyowners and agents.

Citizens, Inc.’s assets at the close of the first quarter 2004 totaled $400 million, capital $129 million, with annual revenues of $95 million.

About Citizens, Inc.

Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies in the U.S. stock market based on market capitalization. Citizens’ stock closed at $7.80 on June 16, 2004.

Additional information is available at the Company’s web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Executive Office • P.O. Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100